Exhibit 10.01
November 5, 2007
(as amended on December 7, 2007)
Kristof Hagerman
This Document Affects Important Legal Rights You May Have.
Please Read It Carefully Before Signing.
Dear Kris,
This letter sets forth the agreement between you and Symantec Corporation (“Symantec”) regarding severance benefits and your release of certain claims. This Separation and Release Agreement (the “Agreement”) incorporates by reference your Symantec Employment Agreement (“Employment Agreement”) dated December 15, 2004. This Agreement is not to be signed before your Termination Date.
Symantec and you agree:
1.     Termination Date.  Your employment with Symantec will terminate on November 19, 2007 (the “Termination Date”).
2.     Acknowledgement of Payment of Wages/Reimbursements.  You acknowledge that Symantec has paid you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing (“Wages”) through the pay period immediately preceding the pay period in which the Termination Date occurs. On the Termination Date, Symantec shall deliver to you a final paycheck containing all remaining Wages owing as of the Termination Date. You acknowledge that Symantec does not owe you any other Wages except for the severance payment provided for in Section 4 hereof, any outstanding business expenses and any outstanding commission payments owing as of the Termination Date. Symantec shall reimburse all reasonable and necessary business expenses incurred prior to your Termination Date in accordance with Symantec’s reimbursement policy, provided a request for reimbursement is received within thirty days of your Termination Date.
3.     Continuation of Group Health Benefits.  Absent COBRA continuation, your group health benefits end on your termination date. If you are eligible for, and properly elect, continuation of your group health benefits through COBRA, Symantec shall pay the premiums for such coverage, beginning on November 20, 2007 and ending on the earlier of (i) the expiration of the twelve month period measured from the first day of the first month following the date of your termination of employment or (ii) the first date you are covered under another employer’s health benefit program, which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Symantec’s obligation to pay the premiums terminates immediately on the date you lose eligibility for COBRA. You may be entitled to continue your COBRA coverage at your own expense after Symantec stops paying the premium. The details of the COBRA continuation benefit are provided with your exit package.

4.     Payment.  In further consideration of this Agreement, Symantec shall pay you severance in the amount of $191,253.76, equal to 21.62 weeks of pay, payable as follows: fifty percent (50%) of the severance amount upon termination of your employment, and the remaining fifty percent (50%) at the end of the nine-month (9) month period measured from the Termination Date. This severance will be paid only after all of the following conditions are met: (1) your employment has terminated; (2) Symantec has received the original of this Agreement bearing your signature; (3) any applicable revocation period has passed without revocation having occurred; and (4) your continued compliance with the terms of this Agreement. Symantec shall withhold taxes from severance pay in accordance with all federal, state and local laws.
5.     Outplacement Assistance.  Symantec will also make available to you, at its expense, a 6 month professional re-employment program offered by Drake, Beam Morin. You have three months from your Termination Date to utilize the services of Drake, Beam Morin. Please refer to the enclosed materials for details.
6.     Employee Benefit and Stock Option Plans.  You shall be entitled to your rights under Symantec’s benefit plans as such plans, by their provisions, apply upon an employee’s termination. Unless expressly provided to the contrary under the written terms of the benefit plans, all your benefits will terminate on the Termination Date, including your stock/option vesting and participation in the 401k plan, and you may exercise all rights to any vested benefit in accordance with the written terms of the stock option/issuance agreements or benefit plans. Symantec equity that has not vested on the Termination Date is forfeited. Pursuant to Section 9 of the Employment Agreement, your assumed VERITAS options and VERITAS Restricted Stock Units shall, to the extent outstanding but not yet vested, vest and become immediately exercisable or issuable as to all the Symantec shares subject to those options and units as of the Termination Date.
7.     Return of Company Property.  You hereby represent and warrant to Symantec that on or before the Termination Date you will have returned to Symantec any and all property or data of Symantec of any type whatsoever that may have been in your possession or control.
8.     Confidential Information.  You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with Symantec and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You further confirm that on or before the Termination Date you will deliver to Symantec all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof, except that nothing in this paragraph shall prohibit you from participating in judicial or regulatory proceeding with a state or federal agency if legally obligated to do so. In the event you believe you are legally obligated by statutory or regulatory requirements (including compulsory legal process), to violate this Section 8, you shall so notify Symantec in writing immediately, and in no event less than ten (10) days prior to the date for disclosure. If Symantec takes any action to challenge such disclosure, statement or comment, you shall defer making such disclosure, statement or comment until Symantec’s challenge is finally resolved, unless ordered by a Court to give the information notwithstanding Symantec’s challenge.

9.     Non-Compete Agreement.  You agree that for a period of nine (9) months from and after the Termination Date, you shall not:
(a) accept employment with or establish any consulting or advisory relationship (which would consist of your being compensated either directly by the listed company below, or compensated by a third party to provide services for the listed company when such third party is retained by the listed company) with the following companies: EMC Corporation, Network Appliance, Oracle, Sun, HP, BladeLogic, CommVault Systems, Inc., Microsoft Corporation, IBM, Computer Associates and Cisco; and/or
(b) interfere with Symantec’s relationship, or any subsidiary’s or affiliate’s (e.g., a joint venture of Symantec or any entity in which Symantec owns at least a 51% interest) relationships with any of their clients. Interference would consist of your engaging directly with the Symantec customer to encourage them either not to do business with Symantec, or to encourage them to reduce any planned purchase of Symantec products. Such activity will be limited only to the following product areas: storage management, data protection, and high availability and server management.
You agree that in the event of your violation of Paragraph 9, you are obligated to repay Symantec any and all compensation you have received from Symantec under Paragraph 4 of the Agreement as decided by a mutually agreed upon arbitrator.
10.     Release and Waiver of All Claims.  You waive any limitation on this release under California Civil Code Section 1542 which provides that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known, must have materially affected his/her decision to grant the release. In consideration of the benefits provided in this Agreement, you release Symantec, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, successors and assigns, from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived.
You understand and acknowledge that this release includes, but is not limited to any claim in for reinstatement, re-employment, damages, attorney fees, stock options, bonuses or additional compensation in any form, and any claim, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act of 1974, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to your employment or association with Symantec or the termination of that relationship.
The payments and benefits set forth in this Agreement are in full satisfaction of any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with Symantec or your termination from employment, including any payments or benefits provided for under your Employment Agreement.
You understand that notwithstanding any provisions and covenants in this Paragraph, nothing in this Agreement and Release is intended to constitute an unlawful release or waiver of any of your rights under any laws and/or to prevent, impede, or interfere with your ability and/or right to: (a) provide truthful testimony if under subpoena to do so, (b) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (c) to challenge the validity of this release.
10A.  Time Period To Review Agreement and Revocation Rights.  You have until December 12, 2007 to review and consider this Agreement. Any amendments to this letter shall not re-trigger the twenty-one (21) day review period. In the event you have not signed and returned this Agreement by December 12, 2007, the offer will expire. You are advised to consult an attorney about this Agreement. Once you have accepted the terms of this Agreement, you will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, you must send a written statement of revocation to Liz Parks (address listed in section 11K below). If you revoke within seven (7) days, you will receive no benefits under this Agreement. In the event you do not exercise your right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day (7) waiting period described above.
11.     Additional Terms
A.	Legal and Equitable Remedies. You agree that Symantec shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Symantec may have at law or in equity for breach of this Agreement.
B.	Attorney’s Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses at trial or arbitration and any appeal therefrom, in addition to any other relief to which such prevailing party may be entitled.
C.	Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however that you may disclose this Agreement with your spouse, attorneys, and accountants, or pursuant to subpoena or court order. Any breach of this non-disclosure paragraph is a material breach of this Agreement.
D.	No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of Symantec, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.
E.	Entire Agreement. This Agreement constitutes the entire agreement between you and Symantec with respect to its subject matter and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter. You acknowledge that except for the promises in this Agreement neither Symantec, nor its agents has made any promise, representation or warranty whatsoever for the purpose of inducing you to execute the Agreement. You acknowledge that you have executed this Agreement in reliance only upon the express terms and conditions stated in this Agreement.

F.	Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by you and an authorized representative of Symantec. This Agreement shall be binding upon your heirs, executors, administrators and other legal representatives and may be assigned and enforced by Symantec, its successors and assigns.
G.	Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.
H.	Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.
I.	Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of California.
J.	Effect of Rehire on Severance. Please note that if you are rehired as a Symantec employee before your severance period is over, you will be asked to return a prorated portion of the severance payment that was made to you.
K.	By signing below, you are agreeing to the terms and conditions in this Agreement. Please sign and return this agreement to Liz Parks, Symantec Human Resources, 555 International Way, Springfield, Oregon 97477. You should keep the second copy for your records.
***Please DO NOT sign or return this agreement prior to the termination date.***
ACCEPTED AND AGREED:
I have been given sufficient time to consider this Agreement, (2) I have carefully read and understand this Agreement, (3) I have been advised in writing to consult with an attorney prior to executing this Agreement, and (4) I sign it voluntarily.

Sign:	/s/ Kristof Hagerman	Date:	12/11/07
Kristof Hagerman